Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

TICKER SYMBOL	MEDIA RELATIONS	INVESTOR RELATIONS
UFS (NYSE, TSX)	Tammy Waters Manager, Communications and Government Relations Tel.: 870-898-2711	Nicholas Estrela Manager, Investor Relations Tel.: 514-848-5555 ext.85979

DOMTAR TO PERMANENTLY REDUCE PAPERMAKING CAPACITY AT ASHDOWN, AR MILL

(All financial information is in U.S. dollars)

Montreal, March 29, 2011 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced that, no later than July 1, 2011, it will permanently shut down one of four paper machines at its Ashdown, Arkansas pulp and paper mill. This will reduce Domtar’s annual uncoated freesheet paper production capacity by approximately 125,000 short tons. The mill’s workforce will be reduced by approximately 110 employees.

“Domtar is committed to keeping a balance between its supply and its customer demand. Because secular demand decline in North America continues, we must permanently reduce our uncoated freesheet paper production capacity,” said John D. Williams, President and Chief Executive Officer of Domtar. “I want to thank affected employees for their efforts, and recognize all Domtar Ashdown mill employees for their hard work and continued focus on safety,” added Mr. Williams.

Following the shutdown, the Ashdown mill will continue to operate three fiber lines, a pulp dryer and three paper machines, and employ approximately 940 people. The mill will have an annual production capacity of approximately 810,000 metric tons of pulp and approximately 780,000 short tons of paper.

The closure will result in an aggregate pre-tax charge to earnings of approximately $80 million, which includes an estimated $77 million in non-cash charges relating to the accelerated depreciation of the carrying amounts of manufacturing equipment and the write-off of related spare parts and $3 million related to other costs. Of the estimated total pre-tax charge of approximately $80 million, $6 million is expected to be recognized in the first quarter of 2011 and $74 million is expected to be incurred in the second quarter of 2011.

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About Domtar

Domtar Corporation (NYSE/TSX:UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publishing as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar owns and operates ArivaTM, an extensive network of strategically located paper distribution facilities. The Company employs approximately 8,500 people. To learn more, visit www.domtar.com.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Annual Report on Form 10-K filed with the SEC as updated by the Company’s latest Quarterly Report on Form 10-Q. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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